Exhibit 99(c)

Exchange Agreement

July 15, 2010

Energy Future Holdings Corp.

Energy Future Intermediate Holding Company LLC

EFIH Finance Inc.

1601 Bryan Street

Dallas, TX 75201

Re:	Exchange of Securities Listed on Appendix A

Ladies and Gentlemen:

Certain clients (each a “Holder” and collectively, the “Holders”) of Avenue Capital Management II, LP (“Manager”) beneficially own, and Manager has discretionary authority on the date hereof with respect to, in the aggregate, the securities of Energy Future Holdings Corp., a Texas corporation (“EFH”), listed on Appendix A hereto under the heading “EFH Exchange Securities” in an aggregate principal amount set forth on such Appendix A hereto (such securities, in such amount, being referred to as the “Exchange Securities”). Manager, on behalf of the Holders, and the Issuers (as defined below) wish to exchange the applicable Exchange Securities for the aggregate principal amount of new securities (the “New Securities”) described in the Offer Material (as defined below) and the cash consideration described in the Offer Material and to deliver Consents (as defined below) in the Consent Solicitation (as defined below) pursuant to the Offer (as defined below) and this letter agreement (this “Agreement”). This Agreement sets forth the agreement among EFH, the Issuers and Manager, on behalf of the Holders, regarding the exchange of the Exchange Securities for the New Securities and the delivery of Consents in respect of all of the Exchange Securities.

In connection with this exchange, EFH, the Issuers and Manager, on behalf of each Holder, hereby agree as follows:

1. Defined Terms.

“Consent” means the consents to be sought in the Consent Solicitation.

“Consent Solicitation” means the solicitation by EFH of consents to approve the adoption of proposed amendments to the indenture governing the Existing Securities as described in the Offer Material.

“Existing Securities” means the securities listed on Appendix B hereto.

“Issuers” means Energy Future Intermediate Holding Company LLC, a Delaware limited liability company, and EFIH Finance Inc., a Delaware corporation.

Exchange Agreement

July 15, 2010

“Offer” means the exchange offers by the Issuers, on the terms and subject to the conditions described in the Offer Material substantially on the terms set forth in the Offer attached hereto as Appendix C (without giving effect to (i) any waiver by the Issuers of the minimum tender condition (unless the Issuers have amended the Offer to eliminate the cash consideration component and replace it with New Securities) or (ii) subsequent amendments except (A) as described in clause (i) of this parenthetical, (B) for any amendment by the Issuers to increase the consideration offered therein or (C) for any amendment by the Issuers to extend the exchange offers), to exchange the New Securities and the cash consideration for Existing Securities.

“Offer Material” means (a) the Registration Statement, (b) the Preliminary Prospectus and the Prospectus, (c) the related consent and letter of transmittal relating to the Offer and the Consent Solicitation, as supplemented and amended from time to time, (d) any Rule 165 Material, and (e) any other written material filed with the SEC or furnished by the Issuers to the holders of the Existing Securities in connection with the Offer.

“Preliminary Prospectus” means any preliminary prospectus included in the Registration Statement on the date on which the Offer commences or in any amendment thereto prior to the effectiveness of the Registration Statement (excluding the Prospectus) or any preliminary prospectus relating to the Offer filed with the SEC pursuant to Rule 424 under the Securities Act.

“Prospectus” means the final prospectus relating to the Offer in the form included in the Registration Statement at the time it becomes effective or, if used prior to the Expiration Date (as defined in the Preliminary Prospectus and the Prospectus), the final prospectus filed with the SEC pursuant to Rule 424 under the Securities Act.

“Registration Statement” means the registration statement on Form S-4, including the related Preliminary Prospectus, including any amendment thereto, for registration under the Securities Act of the Offer, to be filed by the Issuers with the SEC in connection with the commencement of the Offer.

“Rule 165 Material” means any written communication made in connection with or relating to the Offer in reliance on Rule 165 of the Securities Act and required to be filed by the Issuers with the SEC pursuant to Rule 425 under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

2. Exchange and Consent.

(a) Manager hereby agrees, on behalf of the Holders, to validly tender or cause to be tendered pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement of the Offer but in any event not later than the Early Tender Date (as defined in Offer Material); provided, that in the event Manager and the Holders are no longer required to comply with the foregoing due to changes in the exchange offers by the Issuers that cause the exchange offers to no longer qualify as the “Offer” as defined herein, or the

Exchange Agreement

July 15, 2010

termination of this Agreement in accordance with its terms, they may at their election withdraw any Exchange Securities previously tendered and Consents previously provided. Notwithstanding the foregoing or anything to the contrary herein, each Holder may transfer the Exchange Securities upon obtaining the prior written consent of EFH Corp., such consent not to be unreasonably withheld, and subject to the transferee’s agreement in writing to be bound by all the terms of this Agreement as if such transferee had originally executed this Agreement by executing a joinder agreement in the form attached hereto as Appendix D.

(b) Manager, on behalf of each Holder, hereby acknowledges and agrees that by tendering or causing to be tendered Exchange Securities pursuant to and in accordance with the terms of the Offer, such Holder will be deemed to have delivered its Consent with respect to such Exchange Securities and that such tender and Consent will be irrevocable unless and until this Agreement is terminated pursuant to Section 17 hereof, in which case such tender and Consent may be withdrawn at the option of the Holder.

(c) Manager, on behalf of each Holder, hereby acknowledges and agrees that the obligation of the Issuers to exchange New Securities for any Exchange Securities in the Offer shall be subject to the terms and conditions of the Offer.

3. Representations, Warranties and Agreements of Manager. Manager hereby represents and warrants to each Issuer and agrees as follows:

(a) Organization and Qualification. Manager is duly organized or formed, validly existing and in good standing, if applicable, under the laws of the jurisdiction in which it was formed.

(b) Authorization; Validity; Enforcement. Manager has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Manager and the consummation by Manager of the transactions contemplated hereby have been duly authorized by all requisite action on behalf of Manager, and no further consent or authorization is required by Manager, its board of directors or similar governing body, or its equity holders. This Agreement has been duly executed and delivered by Manager and (assuming due authorization, execution and delivery thereof by the other parties hereto) constitutes the legal, valid and binding obligation of Manager enforceable against Manager in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies (whether considered in a proceeding in equity or at law).

(c) Title. Each Holder is the legal, economic and beneficial owner of its Exchange Securities, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind (collectively, “Liens”). Upon delivery to the Issuers of the Exchange Securities, and upon such Holder’s receipt of the New Securities, in each case, pursuant to the Offer, good and valid title to such Holder’s Exchange Securities will pass to the Issuers, free and clear of any Liens. The Exchange Securities listed on Appendix A hereto constitute all of the Existing Securities beneficially owned by Holders and their Affiliates (as defined in Rule 405 promulgated under the Securities Act).

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July 15, 2010

(d) No Brokers. No broker, investment banker, finder or other person has been retained by or authorized to act on behalf of Manager in connection with the exchange of the New Securities for the Exchange Securities, and no commission or other remuneration has been paid or given directly or indirectly by or on behalf of Manager for soliciting such exchange. Manager will acquire the New Securities as principal and is acting (and will act) as principal for its own account in connection with the exchange contemplated hereby.

(e) Qualified Institutional Buyer. Each Holder is a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act.

(f) Access to Information. Manager, on behalf of each Holder, acknowledges that it has received and reviewed the Offer Material attached hereto as Appendix C. Manager has had the opportunity to request financial and other information concerning the Issuers, their respective subsidiaries and the New Securities as it has deemed necessary in connection with its decision to enter into this Agreement and to acquire the New Securities and has had access to reports filed with the SEC (including the risk factors set forth therein) and an opportunity to ask questions of the Issuers.

(g) No Other Consideration. Neither the Issuers nor any of their affiliates has, directly or indirectly, paid or cause to be paid any consideration to Manager as an inducement to enter into this Agreement or otherwise participate in the Offer and the Consent Solicitation, except to the extent set forth in the Offer Material.

(h) Accuracy of Representations. Manager acknowledges that the Issuers are relying upon the truth and accuracy of the foregoing representations, warranties and agreements and agrees that if any of such representations or warranties are no longer accurate as of a date made hereunder, Manager shall promptly notify the Issuers.

4. Representations and Warranties and Covenants of EFH and the Issuers. EFH and each Issuer hereby represents and warrants to each Holder as follows:

(a) Organization and Qualification. EFH and each Issuer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or formed, and has the requisite power and authority to own its properties and to carry on its business as now being conducted.

(b) Authorization; Validity; Enforcement. EFH and each Issuer has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of the Agreement by EFH and each Issuer and the consummation by EFH and each Issuer of the transactions contemplated hereby, including, without limitation, the issuance of the New Securities and the exchange therefor of the Exchange Securities, have been duly authorized by EFH and each Issuer, and no further consent or authorization is required by them, their respective boards of directors or similar governing bodies, or their respective equity holders, and upon issuance the New Securities will be validly issued. This Agreement has been duly executed and delivered by EFH and each Issuer, and (assuming due authorization, execution

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and delivery thereof by the other parties hereto) constitutes the legal, valid and binding obligation of each Issuer, enforceable against such Issuer in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies (whether considered in a proceeding in equity or at law).

(c) No Conflict. Neither the execution and delivery of this Agreement by EFH or the Issuers nor the compliance by such parties with the provisions hereof will result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under any provision of the organizational documents of such parties or under the terms of any note, loan or credit agreement or other debt instrument or other material contract to which such party is a party or by which such party is bound, or require any filing with or permit, authorization, consent or approval of, or notice to, any governmental entity or any other party other than filings and approvals as may be required under applicable securities laws and other than any authorization, consent or approval obtained prior to the date of this Agreement.

(d) Consideration to Other Holders. Neither the Issuers nor any of their affiliates has, directly or indirectly, paid or cause to be paid any consideration to any other holder of any Existing Securities as an inducement to otherwise participate in the Offer and the Consent Solicitation, except to the extent set forth in the Offer Material for all holders.

(e) Similar Agreements. Prior to commencement of the Offer, holders of a minimum of $750 million aggregate principal amount of the Existing Securities (other than the securities subject to this Agreement) shall have executed an Agreement substantially similar to this Agreement (the “Similar Agreements”).

(f) Confidentiality. EFH and the Issuers agree to maintain the confidentiality of the identity and the holdings of the Holders; provided that (i) information regarding the holdings (but not the identity of the Holders) may be disclosed on an aggregate basis with the holdings of other holders executing Similar Agreements, and (ii) this subsection 4(f) shall not apply to the extent that EFH or any Issuer is compelled in a legal, judicial or administrative proceeding or otherwise required, on the advice of counsel to the Company, by law or requested by governmental authority to make such disclosure, provided that the Company uses commercially reasonable efforts to cause such governmental authority to withdraw the request, and provided further that the identity of all other parties to Similar Agreements is simultaneously disclosed to the extent their identity is also subject to such proceeding, requirement or request.

5. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) one business day after being delivered to a nationally recognized overnight courier or (c) when sent by facsimile (with confirmation of transmission received by the sender) to the parties at the following addresses (or at such other address as shall be specified by like notice):

If to the Issuers:

Energy Future Holdings Corp.

1601 Bryan Street

Dallas, TX 75201

Attention: Treasurer

Facsimile No.: (214) 812-4097

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July 15, 2010

with a copy to (which copy shall not constitute notice):

Energy Future Holdings Corp.

1601 Bryan Street

Dallas, TX 75201

Attention: General Counsel

Facsimile No.: (214) 812-4607

If to Manager:

Avenue Investments, LP

535 Madison Avenue

New York, New York 10022

Attention:

Facsimile No.: (        )

with a copy to (which copy shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Thomas Janover and John Bessonette

Facsimile No.: (212) 715-8000

6. Amendment. Neither this Agreement nor any of the terms hereof may be amended, supplemented, waived or modified except by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, the party against which the enforcement of such waiver is sought.

7. Governing Law; Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8. Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or PDF signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

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July 15, 2010

9. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

10. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

11. Entire Agreement. This Agreement and the Confidentiality Agreement between the parties hereto dated July 15, 2010 constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No party hereto shall assign or delegate this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties hereto.

13. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

14. Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

15. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party hereto.

16. Injunctive Relief. The Issuers and Manager agree that irreparable damage would occur and that the Issuers would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specified terms or were otherwise breached. It is accordingly agreed that the Issuers shall be entitled to an injunction or injunctions to prevent breaches by Manager of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which the Issuers are entitled at law or in equity.

17. Termination. This Agreement shall remain in full force and effect until terminated as follows:

(a) In the event that the Offer has not commenced within ten business days after the date of this Agreement, this Agreement shall automatically terminate in its entirety.

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July 15, 2010

(b) In the event that the Offer is terminated by the Issuers in its entirety through the withdrawal of the Registration Statement pursuant to Rule 477 (or its equivalent) under the Securities Act, then this Agreement shall automatically terminate in its entirety.

(c) This Agreement may be terminated all or in part by the mutual agreement of the parties hereto.

(d) This Agreement may be terminated by Manager, on the one hand, and EFH and the Issuers, on the other hand, in the event of the material breach of this Agreement by the other parties hereto which breach, if curable, is not cured within five days after such breach occurs or such lesser amount of time as exists prior to the last date on which Manager may terminate this Agreement and withdraw Holders’ tender and Consent.

(e) In the event that (i) the Exchange Securities have not been accepted for exchange in the Offers after the expiration of 40 business days from the commencement of the Offer, or (ii) any Similar Agreement has been terminated by a party thereto (notice of which shall be promptly provided to Manager) that results in less than $750 million aggregate principal amount of Existing Securities being subject to Similar Agreements, or (iii) Manager and/or the Holders are no longer required to comply with their obligations to tender and Consent pursuant to Section 2(a) due to a change in the terms of the exchange offers by the Issuers that cause the exchange offers to no longer qualify as the “Offer” as defined herein, then this Agreement shall be terminable at the option of Manager.

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18. If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this Agreement, along with all counterparts, will become a binding agreement between the Holders and the Issuers in accordance with its terms.

Very truly yours,

AVENUE CAPITAL MANAGEMENT II, L.P., solely in its capacity as investment adviser to Avenue Investments, L.P., Avenue International Master, L.P., Avenue Special Situations Fund IV, L.P., Avenue Special Situations Fund V, L.P. and Avenue CDP-Global Opportunities Fund, L.P.

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	General Partner

Confirmed and agreed to as of the date first above written:

Energy Future Holdings Corp.

By:	/s/ Anthony Horton
Name:	Anthony Horton
Title:	Senior Vice President and Treasurer

Energy Future Intermediate Holding Company LLC

By:	/s/ Anthony Horton
Name:	Anthony Horton
Title:	Senior Vice President and Treasurer

EFIH Finance Inc.

By:	/s/ Anthony Horton
Name:	Anthony Horton
Title:	Senior Vice President and Treasurer

SIGNATURE PAGE TO

EXCHANGE AGREEMENT